Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (333-208571) of Avangrid, Inc. of our report dated February 26, 2015 relating to the financial statements and financial statement schedules of UIL Holdings Corporation, which appear in Avangrid, Inc.’s Current Report on Form 8-K/A dated January 8, 2016.

/s/ PricewaterhouseCoopers LLP

Boston, MA

July 21, 2016